                           CHANGE OF CONTROL AGREEMENT

         This Change of Control Agreement ("Agreement") is between MEEMIC Insurance Company, a Michigan corporation (the "Company"), MEEMIC Holdings, Inc., a Michigan corporation ("Holdings"), and Lynn M. Kalinowski, ("Executive").

         WHEREAS the Executive is rendering valuable services to the Company and the Company desires to be assured that the Executive will continue rendering such services; and

         WHEREAS, the Company is a wholly-owned subsidiary of Holdings, and Holdings desires to participate in this Agreement to strengthen the management of the Company; and

         WHEREAS the Executive is willing to continue to serve in an at-will employment relationship but desires assurance that Executive will be protected in the event of a change of control;

         NOW, THEREFORE, in consideration of the mutual covenants and promises in this Agreement, the sufficiency of which is hereby acknowledged, the parties agree as follows.

         1. TERM OF AGREEMENT. This Agreement is effective on July 1, 2000 ("Effective Date") and shall continue in effect for five years ("Term"). The Term shall automatically be extended for successive periods of one additional year each unless the Company, Holdings, or their successors, delivers written notice to the Executive six (6) months before the end of the original or any successive Term that the Agreement will not be extended. However, in the event a Change of Control occurs during the Term of this Agreement, the Term shall be extended for the longer of (i) sixty (60) months beyond the month in which the Change of Control occurred or (ii) until all benefits required hereunder shall have been paid to the Executive. At the end of the Term, this Agreement shall expire of its own accord. If the Executive's employment is terminated during the term of this Agreement, the date on which the Executive's employment terminates shall be referred to as the "Date of Termination."

         2. SEVERANCE BENEFITS. If there is a Change of Control, as defined in Paragraph 4 of this Agreement, during the Term of this Agreement, and (A) the Executive leaves the employment of the Company for Good Reason, as explained in Paragraph 5 of this Agreement, within the twenty-four (24) months after the Change or Control; or (B) the employment of the Executive is terminated without Cause as defined in Paragraph 6 of this Agreement within twenty-four (24) months after the Change of Control; and (C) the Executive signs the form of the Release that is attached to and incorporated in this Agreement with the Company or Holdings, or their successors; then, in addition to the Executive's unpaid base salary and unused accrued vacation as of the Date of Termination, the Executive shall receive the following benefits ("Severance Benefits"):

                a. An amount equal to two (2) times the Executive's annual Base Salary, which shall be defined as the Executive's base rate of compensation in effect as of the date of the Date of Termination; and

                b. An amount equal to two (2) times the Executive's actual total annual incentive award(s) or bonus(es) earned with the Company, its affiliates (as defined in the federal securities laws), and any successors thereto, averaged over the last three (3) years (whether or not deferred) or, if shorter, over the Executive's entire period of employment with either the Company, its affiliate, or any successor thereto. The total annual incentive award or bonus is the sum of (i) cash awards or bonuses paid to the Executive, plus (ii) the value of stock awarded to the Executive. The value of stock awarded to the Executive shall be calculated based on the value of the stock as of the date the stock was awarded to the Executive. Notwithstanding the foregoing, the Executive's actual total annual incentive award(s) or bonus(es) shall be calculated excluding the value of options to purchase stock which may have been awarded to the Executive. If the Executive's period of employment with either the Company, its affiliates, or any successors thereto, is less than one (1) year, the average incentive award or bonus shall be considered zero (0); and

                c. Outplacement services that are customary to the position relative to the Company's past practice; and

                d. Payment of the Executive's monthly COBRA premiums for continued health and dental insurance coverage for the shorter of the following periods: (i) eighteen (18) months; or (ii) until the Executive no longer has coverage under COBRA; or (iii) until the Executive becomes eligible for substantially similar coverage under a subsequent employer's group health plan; and

                e. If the Executive has regular use of a Company vehicle for business and personal use, personal use of a vehicle (of the same make and model for which the Executive was eligible within 180 days before the Executive's Date of Termination) for a two-year period following the date of the Executive's Date of Termination. At the end of the two-year period the Company shall offer for sale to the Executive the vehicle which the Executive was then using at the then current book value (purchase price less accumulated depreciation) of such vehicle. In lieu of the foregoing, and in full satisfaction of the company's obligations under this subparagraph, the Company may, at its election, transfer title of the vehicle to the Executive within one month after the Executive's Date of Termination. The Company will be responsible for all vehicle transfer taxes and the Executive will be responsible for all income taxes arising from the transfer which will be valued at the then current book value (purchase price less accumulated depreciation) of such vehicle.

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

         The cash Severance Benefits described in sub-paragraphs (a) and (b) above shall be paid to the Executive in a single lump sum within thirty (30) calendar days after the Date of Termination. The Company shall withhold from any amounts payable under this Agreement all federal, state, city or other income and employment taxes that shall be required.

         The Executive shall not be entitled to receive Severance Benefits if employment with the Company ends due to (i) death, (ii) retirement pursuant to the Company's pension plan as then in effect, (iii) the Executive has reached the age of 65, (iv) Disability as defined in paragraph 6, (iv) without Good Reason, or (v) due to Cause.

         3.     PARACHUTE PAYMENTS.

         A. ALTERNATIVE CAP. Subject to Code Section 280G of the Internal Revenue Code of 1986, as amended ("Code"), if a Change of Control occurs, and the board of directors of the Company determines that an excise tax under Section 4999 ("Excise Tax") would be due, the Executive's benefits under this Agreement shall be limited to the amount necessary to avoid the Excise Tax only if applying such a limit results in a greater net benefit to the Executive than would have resulted had the benefits not been limited and an Excise Tax paid.

         B. ALTERNATIVE CAP COMPUTATION. For purposes of making the computation described in sub-paragraph 3A above:

                (1) Any other payments or benefits received or to be received by an Executive in connection with a Change of Control of the Company or an Executive's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company, or with any Person whose actions result in a Change of Control of the Company or any Person affiliated with the Company or such Person) shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors, that such other payments or benefits (in whole or in part) do not constitute parachute payments, or that such excess parachute payments (in whole or in part) do not constitute parachute payments, or that such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of
                    Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax. In the event an Excise Tax is due, because of payments made under this Agreement, the Executive shall be responsible for paying said Excise Tax.

                (2) The amount of the Severance Benefits that will be treated as subject to the Excise Tax shall be equal to the lesser of: (i) the total amount of the

                    Severance Benefits; or (ii) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying sub-paragraph 3B(1) above;


                (3) The value of any noncash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Section 280G(d)(3) and (4) of the Code; and

                (4) The Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in a calendar year in which the Severance Benefits are to be paid, and state and locate income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Date of Termination, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes.

         C.     REIMBURSEMENT.    In the event the Internal Revenue Servic
adjusts the computation of the compensation set forth in sub-paragraph 3B above, so that the Executive did not receive the greatest net benefit, the Company shall reimburse the Executive for the amount necessary to make the payment to the Executive under paragraph 3A, plus a market rate of interest, as determined by the board of directors of the Company.

         4.   CHANGE OF CONTROL.

         A.   As used in this Agreement "Change of Control" shall mean:

                i. At any time after the Effective Date, any Person, as defined by Section 3(a)(9) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and other than Holdings, ProNational Insurance Company, or Professionals Group, Inc., becomes the Beneficial Owner as that term is defined as of the Effective Date for purposes of Section 13(d) of the Exchange Act, directly or indirectly, of securities of the Company, Holdings, ProNational Insurance Company or Professionals Group, Inc. representing more than 24.9 percent of the combined voting power of any of these companies' then outstanding securities.

                ii. At any time after the Effective Date, the shareholders of the Company, Holdings, ProNational Insurance Company or Professionals Group, Inc. approve (A) a plan of complete liquidation of any of these companies; or
(B) an agreement for the sale or disposition of all or substantially all the assets of one of these companies; or (C) the sale or reinsurance of all or substantially all of the insurance business of the Company so as to cause the Company to cease to function on a going forward basis as a personal lines insurance company; or (D) a merger, consolidation, or reorganization of the Company, Holdings, ProNational Insurance Company and/or Professionals Group, Inc., with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in at least 51 percent of the combined voting power of the voting securities of the Company, Holdings, ProNational Insurance Company and Professionals Group, Inc. as to which the merger, consolidation or reorganization occurs (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization being owned by the persons who, immediately prior to such merger, consolidation or reorganization, are the shareholders of the Company, Holdings, ProNational Insurance Company and Professionals Group, Inc., respectively (the transactions described in (A), (B), (C) and (D) being each referred to as a "Change of Control Transaction"). However, in no event shall a Change of Control be deemed to have occurred, with respect to the Executive, if the Executive is part of a purchasing group which consummates the Change of Control Transaction. The Executive shall be deemed "part of a purchasing group" for purposes of the preceding sentence if the Executive is an equity participant or has agreed to become an equity participant in the purchasing company or group (except for (i) passive ownership of less than 5 percent of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise deemed not to be significant, as determined prior to the Change in Control by a majority of the nonemployee continuing Directors).

         B. Notwithstanding any provision in this Paragraph 4 to the contrary, the Company or Holdings becoming a direct wholly owned subsidiary of Professionals Group, Inc. shall not be deemed a Change of Control.

         C. The parties acknowledge that prior to the effective date of this Agreement, Professionals Group, Inc. entered into an Agreement to Consolidate dated June 22, 2000 with Medical Assurance, Inc. The parties therefore acknowledge and agree that approval by the shareholders of Professionals Group, Inc. of that Agreement to Consolidate shall constitute a Change of Control.

         D. Notwithstanding any provision in this Paragraph 4 to the contrary, (i) any Change of Control Transaction involving Professionals Group, Inc. or ProNational Insurance Company at any time at which such company is not a direct or indirect beneficial owner of at least a majority of the combined voting power of the Company or Holdings shall not constitute a "Change of Control"; and (ii) after a Change of Control has occurred, any Change of Control Transaction with respect to which the "Ultimate Parent Entity" of the Company or Holdings immediately prior to such Transaction is the "Ultimate Parent Entity" immediately after the Transaction shall not constitute a new "Change of Control." The "Ultimate Parent Entity" of the Company or Holdings is the Person that (x) directly or indirectly beneficially owns not less than 51% of the issued and outstanding voting securities of the Company or Holdings, as the case may be, and (y) with respect to which not more than 51% of its issued and outstanding voting securities are directly or indirectly beneficially owned by any other Person.

         5. GOOD REASON FOR TERMINATION. In the event that there is a Change of Control and the Executive's employment relationship with the Company is terminated for any of the reasons described in this Paragraph, the Executive shall be entitled to the Severance Benefits, subject to and described in Paragraph 2 of this Agreement.

         "Good Reason" shall constitute any of the following circumstances if they occur without the Executive's express written consent and within twenty-four months following a Change in Control.

                a The Executive no longer holds an executive level position with executive level responsibilities with the Company or an affiliate of the Company consistent with the Executive's training and experience;

                b. The Company requires that the Executive be based at a location in excess of fifty (50) miles from the location of the Executive's principal office at the time of the Change of Control;

                c. The failure of the Company to provide to the Executive, at a level commensurate with the Executive's position, all incentive compensation opportunities and employee benefits that are provided to other executives of comparable rank with the Company;

                d. A breach by the Company or Holdings or any successor of the provisions of this Change of Control Agreement;

                e. The termination of the Executive's employment by the Company or a successor for a reason other than: (i) death; (ii) retirement pursuant to the Company's pension plans then in effect; (iii) the Executive has reached the age of 65, (iv) Disability, as explained in Paragraph 6 of this Agreement; or (v) for Cause, as explained in Paragraph 7 of this Agreement; or

                f. A reduction by the Company in the Executive's base salary in effect as of ninety (90) calendar days prior to the Change of Control.

         The Executive must provide the Company with written notice ("Notice") no later than forty-five (45) calendar days after the Executive knows or should have known that Good Reason has occurred. Following the Executive's Notice, the Company shall have forty-five (45) calendar days to rectify the circumstances causing the Good Reason. If the Company fails to rectify the event(s) causing the Good Reason within the forty-five (45) day period after the Executive's Notice, or if the Company delivers to the Executive written Notice stating that the circumstances cannot, or shall not, be rectified, the Executive shall be entitled for forty-five (45) days thereafter to assert Good Reason. Should the Executive fail to provide the required Notice in a timely manner, Good Reason shall not be deemed to have occurred as a result of that event. The twenty-four months following a Change of Control shall not be deemed to have expired during the Notice period, however, as long as the Executive has provided Notice within twenty-four months following the Change of Control.

         6. DISABILITY. For purposes of this Agreement, "Disability" means a serious injury or illness that requires the Executive to be under the regular care of a licensed medical physician and renders the Executive incapable of performing the essential functions of the Executive's position for twelve (12) months, as determined by the board of directors of the Company in good faith and upon receipt of and in reliance on competent medical advice from one or more individuals, selected by the board of directors, who are qualified to give professional medical advice.

         7. CAUSE. If the Executive's employment is terminated for Cause, as described below in this Paragraph, the Executive shall not be eligible for Severance Benefits and all rights of the Executive and obligations of the Company and Holdings under this Agreement shall expire. Cause means:

         A. The Executive committed an act constituting a felony and resulting, or that was intended to result, directly or indirectly, in the Executive's substantial personal gain or personal enrichment at the expense of the Company; or

         B. The Executive willfully engaged in gross misconduct that was or could have been materially and demonstrably injurious to the Company, as determined by the board of directors. "Willfully" means that the Executive did not have a good faith or reasonable belief that the act or omission was in the best interest of the Company; or

         C. The Executive was grossly inattentive to or in a grossly negligently manner failed to competently perform Executive's job duties, and the failure was not cured after forty-five (45) calendar days' written Notice from the Company.

         Anything in this Paragraph 7 to the contrary notwithstanding, the termination of the Executive's employment by the Company is not considered to have been for Cause if the termination resulted from:

         (i) An act or omission by the Executive that the Executive reasonably believed in good faith to have been in the interests of the Company or not opposed to such interests; or

         (ii) Any act or omission for which the Executive could be found to have met the applicable standard of conduct prescribed for indemnification, reimbursement, or payment of expenses under the practices of the Company pursuant to the laws of the State of Michigan, or under the director's and officers' liability insurance of the Company (if any) in each case as in effect on the Effective Date; or

         (iii) The Company's discovery that the Executive is looking for other employment while still working for Company.

         Any termination of the Executive's employment by the Company for Cause shall be communicated by a Notice of Termination to the Executive. The Notice of Termination shall be a written notice indicating the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under this provision.

         8.     SUCCESSOR.

         A. The Company or Holdings shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) of all or substantially all of the business and/or assets of the Company, as defined in sub-paragraphs 4.A or 4.B, to expressly assume and agree to perform this Agreement (unless assumed by operation of law). Failure of the Company or Holdings to obtain such agreement and assumption from the successor, on or before the effective date of any such Change of Control shall be considered to be a breach of this Agreement, and the date on which any such Change of Control becomes effective shall be deemed the effective Date of Termination.

         B. If, on the effective date of a Change of Control, the Executive does not continue in the employ of the successor because of the successor's failure to assume this Agreement, the Executive shall be entitled, subject to the Executive's execution of the Release that is attached to and incorporated into this Agreement, to Severance Benefits from the Company or Holdings, as described in and pursuant to the terms of Paragraph 2.

         C. If on the effective date of the Change of Control, the Executive becomes employed by the successor notwithstanding the successor's failure to assume this Agreement, the Executive shall be entitled, subject to the Executive's execution of the Release that is attached to and incorporated into this Agreement, and pursuant to the terms described in Paragraph 2 of this Agreement, to compensation from the Company or Holdings as described in sub-paragraphs 2.A and 2.B. The Executive agrees and understands that if the Executive receives the compensation described in sub-paragraphs 2A. and 2.B, the obligation of the Company and Holdings to pay Severance Benefits pursuant to this Agreement shall be satisfied in full and Executive shall have no further rights to receive Severance Benefits, even if terminated thereafter or upon the occurrence of Good Reason for Termination.

         9.     CLAIMS PROCEDURE AND ARBITRATION.

                A. The administrator for purposes of this Agreement shall be the Company or, following a Change of Control, the Survivor ("Administrator"), whose address is MEEMIC Insurance Company, 691 N. Squirrel Road, Suite 100, P.O. Box 217019, Auburn Hills, MI 48321, and whose telephone number is (248) 377-8500. The "Named Fiduciary" as defined in Section 402(a)(2) of ERISA, also shall be the Company. The Company shall have the right to designate one or more Company employees as the Administrator and the Named Fiduciary at any time, and to change the address and telephone number of the same. The Company shall give the Executive written notice of any change in the Administrator and Named Fiduciary, or in the address or telephone number of the same.

                B. The Administrator shall make all determinations as to the right of any person to receive benefits under the Agreement. Any denial by the Administrator of a claim for benefits by the Executive ("the claimant") shall be stated in writing by the Administrator and delivered or mailed to the claimant within ten (10) days after receipt of the claim, unless special circumstances require an extension of time for processing the claim. If such an extension is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 10-day period. In no event shall such extension exceed a period of ten (10) days from the end of the initial period. Any notice of denial shall set forth the specific reasons for the denial, specific reference to pertinent provisions of this Agreement upon which the denial is based, a description of any additional material or information necessary for the claimant to perfect the claim, with an explanation of why such material or information is necessary, and any explanation of claim review procedures, written to the best of the Administrator's ability in a manner that may be understood without legal or actuarial counsel.

                C. A claimant whose claim for benefits has been wholly or partially denied by the Administrator may request, within ten (10) days following the receipt of such denial, in a writing addressed to the Administrator, a review of such denial. The claimant shall be entitled to submit such issues or comments in writing or otherwise, as the claimant shall consider relevant to a determination of the claim, and the claimant may include a request for a hearing in person before the Administrator. Prior to submitting the request, the claimant shall be entitled to review such documents as the Administrator shall agree are pertinent to the claim. The claimant may, at all stages of review, be represented by counsel, legal or otherwise, of the claimant's choice. All requests for review shall be promptly resolved. The Administrator's decision with respect to any such review shall be set forth in writing and shall be mailed to the claimant not later than ten (10) days following receipt by the Administrator of the claimant's request unless special circumstances, such as the need to hold a hearing, require an extension of time for processing, in which case the Administrator's decision shall be so mailed not later than twenty (20) days after receipt of such request.

         10. ARBITRATION. The parties to this Agreement agree that final and binding arbitration shall be the sole recourse to settle any claim or controversy arising out of or relating to a breach or the interpretation of this Agreement, except as either party may be seeking injunctive relief. Either party may file for arbitration. A claimant seeking relief on a claim for benefits, however, must first follow the procedure in paragraphs 9(b) and 9(c) of this Agreement, and then file for arbitration within sixty (60) days following the Executive's receipt of the Administrator's written decision on review. The arbitration is to be held in Oakland County, Michigan, in accordance with the arbitration rules of the American Arbitration Association, as then in effect. The arbitration may award any and all remedies allowable by the cause of action plead, but the arbitrator's sole authority shall be to interpret and apply the provisions of this Agreement; the arbitrator shall not change, add to, or subtract from, any of the Agreement's provisions. The arbitrator shall have the power to compel attendance of witnesses at the hearing. Any court having jurisdiction may enter a judgment based upon such arbitration. All decisions of the arbitrator shall be final and binding on the Executive and the Company and Holdings without appeal to any court. Upon execution of this Agreement, the Executive shall be deemed to have waived any right to commence litigation proceedings regarding this Agreement outside of arbitration without the express written consent of the Company and Holdings, except for seeking injunctive relief as provided herein. The Company and Holdings shall pay all their own attorney fees and expenses and the arbitrator's compensation. If the Executive prevails in the arbitration, the Company shall reimburse to the Executive the reasonable fees and expenses of the Executive's personal counsel for professional services rendered to the Executive in connection with the enforcement of this Agreement.

         11. INJUNCTIVE RELIEF. The parties agree that any breach of the covenant not to compete and confidentiality provisions set forth in the attached Release are not subject to ERISA, the Claims Procedure, or Arbitration and may be settled through injunctive relief.

         12. NONALIENATION OF BENEFITS. Except in so far as this provision may be contrary to applicable law, no sale, transfer, alienation, assignment, pledge, collateralization or attachment of any benefits under this Agreement shall be valid or recognized by the Company or Holdings.

         13. ERISA. This Agreement is an unfunded compensation arrangement for a member of a select group of the Company's management and any exemptions under ERISA, as applicable to such an arrangement, shall be applicable to this Agreement. Nothing in this Agreement shall require the Company or Holdings, Inc. to segregate, earmark, or otherwise set aside any funds or other assets to provide for any payments made or required hereunder.

         14. REPORTING AND DISCLOSURE. Holdings and the Company, from time to time, shall provide government agencies with such reports concerning this Agreement as may be required by law, and shall provide the Executive with such disclosure concerning this Agreement as may be required by law or as Holdings or the Company may deem appropriate.

         15. AT-WILL EMPLOYMENT. Nothing in this Agreement shall be deemed to create an employment agreement between the Executive and the Company providing for Executive's employment for any fixed duration, nor shall it be deemed to modify or undercut the Executive's at-will employment status with the Company.

         16. OTHER BENEFITS. Neither the provisions in this Agreement nor the Severance Benefits provided hereunder shall reduce any amounts payable, or in any way diminish the Executive's rights as an employee of the Company, whether existing now or hereafter, under any benefit, incentive, retirement, stock option, stock bonus, or stock purchase plan, or any employment agreement, or other plan or arrangement.

         17. NOTICES. Any Notice permitted or required under this Agreement shall be in writing and shall be delivered by hand, facsimile transmission with subsequent written confirmation, overnight delivery service or certified mail, postage prepaid with return receipt requested, to the other party's last known address. Notices shall be deemed to be given, in the case of (i) hand delivery or facsimile transmission, upon receipt; (ii) overnight delivery service, on the business day after timely delivery of a properly addressed notice, with appropriate fees paid, to a recognized overnight delivery service that guarantees overnight delivery; and (iii) regular mail, upon the third business day after proper deposit in the mail of a properly addressed notice with appropriate postage paid.

         18. ENTIRE AGREEMENT. This Agreement, the attached Release, and a Covenant Not To Compete, together with the Executive's Severance/Benefits Agreement with the Company, dated August 10, 1993, as amended from time to time, set forth the entire agreement between the parties at the time and date this Agreement is executed, and fully supersedes any and all prior agreements or understandings between them pertaining to the subject matter in this Agreement including, but not limited to the PICOM/Professionals Group Key Employee Retention Plan.

This Agreement may not be modified or amended except by a written agreement intended as such, and signed by all parties.

         19. COMPETENT AND KNOWING AGREEMENT. Executive, the Company, and Holdings acknowledge that they have read and understand this Agreement, that they have had adequate time to consider this Agreement and discuss it with their attorneys and advisors, that they understand the consequences of entering into this Agreement, that they are knowingly and voluntarily entering into this Agreement, and that they are competent to enter into this Agreement.

         20. BINDING EFFECT. This Agreement shall benefit and be binding upon the parties and their respective directors, officers, employees, agents, heirs, successors, assigns, devisees and legal or personal representatives.

         21. GOVERNING LAW. Except to the extent that federal law controls, this Agreement is to be construed according to Michigan law.

         22. SEVERABLE PROVISIONS. If any provision of this Agreement is determined to be unenforceable, at the discretion of the Company the remainder of this Agreement shall not be affected but each remaining provision or portion shall continue to be valid and effective and shall be modified so that it is enforceable to the fullest extent permitted by law. Moreover, in the event that this Agreement is determined to be unenforceable against the Company, it shall continue to be valid and enforceable against Holdings, and any successor to Company or Holdings.

         23. GENERAL RULE OF INTERPRETATION. This Agreement will be interpreted as a whole according to its fair terms. It will not be construed strictly for or against either party.


         To signify their agreement to the terms of this Agreement, the parties have executed it on the date set forth opposite their signatures, or those of their authorized agents, which follow.


Dated: 12-28-00                   /s/ Lynn M. Kalinowski
      -----------------------     ----------------------------------------
                                  LYNN M. KALINOWSKI, EXECUTIVE


                                  MEEMIC  HOLDINGS, INC.


Dated: 12-21-00                   By:      /s/ R. Kevin Clinton
      -----------------------        -------------------------------------------
                                           President and Chief Executive Officer
                                  Its:
                                      ------------------------------------------

                                  MEEMIC INSURANCE COMPANY


Dated: 12-21-00                   By:      /s/ R. Kevin Clinton
      -----------------------        -------------------------------------------
                                           President and Chief Executive Officer
                                  Its:
                                        ----------------------------------------


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            RELEASE IN CONJUNCTION WITH CHANGE OF CONTROL AGREEMENT


         This Release of Claims ("Release") is between MEEMIC Insurance Company, MEEMIC Holdings, Inc., and any successor company that has assumed the Change of Control Agreement to which this Release was an attachment (all such organizations being referred to in this Release as the "Company") and Lynn M. Kalinowski ("Executive").

         The Company and Executive have agreed to terminate their employment relationship. To effect an orderly termination, Executive and the Company are entering into this Release.

         1. For the purposes of this Release, "Date of Termination" is the effective date of Executive's termination of employment from Company. Executive hereby waives any and all rights Executive may otherwise have to continued employment with or re-employment by the Company or any parent or affiliate of Company.

         2. Effective with the Date of Termination, Executive is relieved o all duties and obligations to the Company, except as provided in this Release or any applicable provisions of the Change of Control Agreement between the Company and Executive, effective as of July 1, 2000 ("Agreement"), which survive termination of the employment relationship.

         3. CONFIDENTIALITY. Executive agrees that this Release and its terms are confidential and shall not be disclosed or published directly or indirectly to third persons, except as necessary to enforce its terms, by Executive to Executive's immediate family upon their agreement not to disclose the fact or terms of this Release, or to Executive's attorney, financial consultant or accountant, except that Executive or the Company may disclose, as necessary, the fact that Executive has terminated Executive's employment with Company.

         4. Pursuant to this Release, and subject to Paragraph 16 herein, the Company shall make any payments and perform any obligations to Executive pursuant to the Agreement. Any payments to Executive shall have all applicable and legally required income and employment taxes withheld.

         5. Any fringe benefits that Executive has received or currently is receiving from the Company or its affiliates shall cease effective with the Date of Termination, except as otherwise provided for in this Release, in the Agreement or by law.

         6. The parties agree that the terms contained and payments referenced in Paragraph 4 of this Release are compensation for and in full consideration of Employee's release of claims, and Executive's confidentiality, noncompete and non-disclosure agreements.

         7. The Executive shall be under no duty or obligation to seek or accept other employment and shall not be required to mitigate the amount of the Severance Benefits provided by this Agreement by seeking employment or otherwise, provided, however, that the Executive shall be required to notify the Company if the Executive becomes covered by a


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

health or dental care program providing substantially similar coverage, at which time health or dental care continuation coverage hereunder shall cease.

         8. Executive waives, releases, and forever discharges the Company, its holding company, and each of their direct or indirect parents, subsidiaries, affiliates and related entities, any partnerships, joint ventures or other entities involving or related to the Company, its holding company, or their affiliates, and each of their present or former employees, officers, agents, directors, successors, assigns and attorneys of any of these corporations, persons or entities (all collectively referred to in this Release as the "Released"); from any and all claims, charges, suits, causes of action, demands, expenses and compensation whatsoever, known or unknown, direct or indirect, on account of or growing out of Executive's employment with and termination from the Company, or relationship or termination of such relationship with any of the Released; or arising out of related events occurring through the date on which this Release is executed. This includes, but is not limited to, claims for breach of any employment contract; handbook or manual; any express or implied contract; any tort; continued employment; loss of wages or benefits; attorney fees; employment discrimination arising under any federal, state, or local civil rights or antidiscrimination statute, including specifically any claims Executive may have under the federal Age Discrimination in Employment Act, as amended, 29 USC Sections 621, et seq; attorney fees; emotional distress; harassment; defamation; slander; and all other types of claims or causes of action whatsoever arising under any other state or federal statute or common law of the United States.

         9. The Executive does not waive or release any rights or claims that may arise under the federal Age Discrimination in Employment Act, as amended, after the date on which this Release is executed by the Executive.

         10. The Executive acknowledges and agrees that Executive has been advised in writing by this Release, and otherwise, to CONSULT WITH AN ATTORNEY before Executive executes this Release.

         11. The Executive agrees that Executive received a copy of this Release prior to executing the Agreement, that this Release incorporates the Company's FINAL OFFER; that Executive has been given a period of at least twenty-two (22) calendar days within which to consider this Release and its terms and to consult with an attorney should Executive so elect.

         12. If this Release is executed by the parties, the Executive shall have seven (7) calendar days following Executive's execution of this Release to revoke this Release. Any revocation of this Release shall be made in writing by the Executive and shall be received on or before the time of close of business on the seventh calendar day following the date of the Employee's execution of this Release by the President of the Company at the Company's address at 691 N. Squirrel Road, Suite 100, Auburn Hills, MI 48326, or such other place as Company may notify Executive in writing. This Release shall not become effective or enforceable until the eighth (8th) calendar day following the Employee's execution of this Release.


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

         13. NON-DISCLOSURE. Executive expressly acknowledges and agrees that:

                       A) During the course of Executive's employment with the Company, certain confidential information may have been divulged to or become known by Executive in the nature of, but not limited to (i) information concerning the Company's and Company's affiliates' current, former and prospective employees; (ii) business practices and business plan; (iii) customer information; (iv) contract information; (v) marketing strategies; (vi) business plans; (vii) product information; (viii) Company policies and procedures; financial, pricing and wage information;
                       (ix) administrative information; (x) future plans of the Company and its affiliates; (xi) and other trade secrets, which is valuable, confidential information of Company and its affiliates (all of which is referred to herein as "Confidential Information"), which Confidential Information has been uniquely developed by the Company and its affiliates and cannot be readily obtained by third parties from outside sources.

                       B) The Confidential Information is important and is an essential asset of the Company and its affiliates;

                       C) Employee's knowledge of the Confidential Information could be useful to a competitor of the Company and its affiliates which does or intends to do business in competition with the Company or its affiliates.

         In recognition of the facts expressed above, Executive expressly agrees that Executive shall not use for Executive's personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company, any confidential or competitive material or information of the Company or its affiliates, or Confidential Information.

         14. NONCOMPETITION. Executive expressly acknowledges and agrees that for a period of 365 calendar days after the Date of Termination, the Executive will remain obligated under any covenant not to compete or non-competition agreement with the Company or affiliate to which the Executive was subject as of the Date of Termination. In the event that the Executive was not subject to a change of control or non-competition agreement with the Company or affiliate as of the Date of Termination (other than a covenant not to compete or non-competition agreement contained in an employee handbook or otherwise applicable to employees generally), or was subject to a covenant not to compete or non-competition agreement with a term of less than 365 days, then for a period of 365 calendar days after the Executive leaves the Company, the Executive shall not: (i) become employed by a competitor company that is underwriting, selling or marketing insurance products that target educators, including teachers, administrators or other employees of public and private school systems (include colleges and universities) in the Company's primary market area; or (ii) assist a competitor company to develop insurance products that target educators, including teachers,


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

administrators or other employees of public and private school systems (including colleges and universities) that will be marketed or sold in the Company's primary market area.

As used in this Covenant Not to Compete the following terms have the following meanings:

         A. "Competitor company" means any insurance company (other than the Company or a subsidiary, parent, or affiliate of the Company), insurance agency or other person or entity which is engaged, directly or indirectly, in underwriting, selling or marketing any insurance product that targets educators, including teachers, administrators or other employees of public and private school systems (including colleges and universities).

         B. "Employed" includes activities as an owner, proprietor, employee, agent, solicitor, partner, principal, shareholder (owning more than 1% of the outstanding stock), consultant, officer, director, or independent contractor.

         C. "Primary market area" means the state of Michigan in which the Company currently provides insurance and any other state in which, at the time of Executive's Date of Termination, the Company has more than $5 million of combined personal auto and homeowners insurance written premium.

         15. NON-SOLICITATION. Executive agrees that for a period of 365 calendar days after the Date of Termination, Executive shall not in any manner, alone or in connection with others, without the prior written approval of the Board of Directors of MEEMIC, either (i) solicit or induce any employees of MEEMIC to leave such employment or accept employment with any other person or entity, or (ii) solicit or induce any insurance agent of MEEMIC to offer, sell or market, in MEEMIC's primary market area, insurance products that target educators, including teachers, administrators or other employees of public and private school systems (including colleges and universities), other than on behalf of MEEMIC.

         16. If Executive is deemed to have materially breached this Release, including the release, "confidentiality," "non-disclosure," "non-solicitation," and "non-competition" provisions, the Company may, in addition to seeking an injunction or any other remedy it may have, withhold or cancel any remaining payments or benefits due to Executive pursuant to paragraph 4 of this Release or otherwise. The Company shall give prior or contemporaneous written notice of such withholding or cancellation of payments. If Executive violates any of these restrictions, the Company shall be further entitled to immediate Preliminary and Permanent Injunctive Relief, without bond, in addition to any other remedy which may be available to the Company.

         17. The parties agree that the restrictions in this Agreement are fair and reasonable in all respects, including the geographic and temporal restrictions, and that providing Executive with the opportunity to work with the Company, to the extent any separate or special consideration is necessary, is fully sufficient consideration for Executive's obligations under this Agreement.


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

         18. Executive shall return to the Company promptly, and in no event later than the Date of Termination, all items, documents, lists, and other materials belonging to the Company or its affiliates, including but not limited to, credit, debit or service cards, all documents, computer tapes or other business records or information, keys, and all other items in Executive's possession or control.

         19. Executive and the Company acknowledge that they have read and understand this Release, that they have had adequate time to consider this Release and discuss it with their attorneys and advisors, that they understand the consequences of entering into this Release, that they are knowingly and voluntarily entering into this Release, and that they are competent to enter into this Release.

         20. This Release shall benefit and be binding upon the parties and their respective directors, officers, employees, agents, heirs, successors, assigns, devisees and legal or personal representatives.

         21. This Release and the Agreement, a Covenant Not To Compete, and the Executive's Severance/Benefit Agreement with the Company, dated August 10, 1993, as amended from time to time, set forth the entire agreement between the parties at the time and date these documents are executed, and fully supersedes any and all prior agreements or understandings between them pertaining to the subject matter in this Release. This Release may not be modified or amended except by a written agreement intended as such, and signed by all parties.

         22. Except to the extent that federal law controls, this Release is to be construed according to Michigan law.

         23. If any provision of this Release is determined to be unenforceable, at the discretion of the Company, the remainder of this Release shall not be affected but each remaining provision or portion shall continue to be valid and effective and shall be modified so that it is enforceable to the fullest extent permitted by law.

         24. To signify their agreement to the terms of this Release, the parties have executed it on the date set forth opposite their signatures, or those of their authorized agents, which follow.



DATED:
      ----------------------------           --------------------------------
                                             LYNN M. KALINOWSKI, EXECUTIVE

                                             MEEMIC  HOLDINGS, INC.

DATED:                                       BY:
      -----------------------                --------------------------------


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                                             ITS:
                                             --------------------------------

                                             MEEMIC INSURANCE COMPANY

DATED:                                       BY:
      -----------------------                --------------------------------

                                             ITS:
                                             --------------------------------


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                             COVENANT NOT TO COMPETE

                            MEEMIC INSURANCE COMPANY

         I, LYNN M. KALINOWSKI,                      understand and agree that:
            ----------------------------------------

1. MEEMIC Insurance Company ("MEEMIC") provides its officers with valuable business information, customer contacts, specialized knowledge, training and opportunities for skill development related to the business of insurance for educators. Professionals Group and MEEMIC desire to limit any situation in which an officer of MEEMIC, during the time of employment with Professionals Group or MEEMIC, and for a reasonable time thereafter, would become employed by or assist a competitor company in MEEMIC's primary market area, or otherwise solicit, sell to, or service educators as a target group in MEEMIC's primary market area.

2. For good and valuable consideration, the receipt or which is hereby acknowledged, including, but not limited to, my employment and Change of Control Agreement this is provided to me in connection with the signing of this Covenant, I agree that during my time of employment with Professionals Group or MEEMIC, and for a period of 365 calendar days thereafter, I will not: (i) become employed by a competitor company that is underwriting, selling or marketing insurance products that target educators, including teachers, administrators or other employees of public and private school systems (including colleges and universities) in MEEMIC's primary market area; or (ii) assist a competitor company to develop insurance products that target educators, including teachers, administrators or other employees of public and private school systems (including colleges and universities) that will be marketed or sold in MEEMIC's primary market area.

3. I expressly acknowledge and agree that for a period of 365 calendar days after my time of employment with Professionals Group or MEEMIC, I shall not in any manner, alone or in connection with others, without the prior written approval of the Board of Directors of MEEMIC, either (i) solicit or induce any employees of MEEMIC to leave such employment or accept employment with any other person or entity, or (ii) solicit or induce any insurance agent of MEEMIC to offer, sell or market, in MEEMIC's primary market area, insurance products that target educators, including teachers, administrators or other employees of public and private school systems (including colleges and universities), other than on behalf of MEEMIC.

As used in this Covenant Not to Compete the following terms have the following meanings:

o "Competitor company" means any insurance company (other than Professionals Group or MEEMIC), insurance agency or other person or entity which is engaged, directly or indirectly, in underwriting, selling or marketing any insurance product that targets educators, including teachers, administrators or other employees of public and private school systems (including colleges and universities).

o "Employed" includes activities as an, owner, proprietor, employee, agent, solicitor, partner,


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

   principal, shareholder (owning more than 1% of the outstanding stock), consultant, officer, director, or independent contractor.

o Professionals Group includes any subsidiary insurance company, division or affiliate of Professionals Group.

o MEEMIC includes any subsidiary insurance company, division or affiliate of MEEMIC.

o "Primary market area" means the state of Michigan in which MEEMIC currently provides insurance and any other state in which, at the time of my termination of employment, MEEMIC has more than $5 million of combined personal auto and homeowners insurance written premium.

4. In the event that I should breach this Covenant Not to Compete, I understand that Professionals Group or MEEMIC may file suit in court to seek an injunction or other equitable relief to enjoin the breach of this Covenant Not to Compete. Professionals Group or MEEMIC may apply to any court of the State of Michigan or the United States District Courts in Michigan to enforce this Covenant Not to Compete. The parties hereto consent to such jurisdiction and agree that venue will be proper in such courts and waive any objections based upon FORUM NON CONVENIENS. The choice of forum set forth in this paragraph shall not be deemed to preclude the enforcement of any judgment rendered in any such court in any other jurisdiction.

5. This Covenant Not to Compete shall be construed and enforced in accordance with, and shall be governed by, the laws of the State of Michigan.

6. Each provision in this Covenant Not to Compete is separate and shall be construed as severable and independent. If any provision of this Covenant Not to Compete is ever held by a court or arbitrator to be unreasonable, the parties agree that this Covenant Not to Compete shall be enforced to the extent it is deemed to be reasonable and in such a manner as to afford Professionals Group and MEEMIC the fullest protection commensurate with making this Covenant Not to Compete, as modified, legal and enforceable under applicable laws.

7. Nothing herein contained shall be deemed to create an employment ement between Professionals Group or MEEMIC and me for any fixed period of time. I understand that my employment with Professionals Group or MEEMIC is terminable at will by Professionals Group, or MEEMIC or me.

8. I acknowledge that prior to signing this Covenant, I was provided the opportunity to review this Covenant and seek advice and counsel from my attorney if I so desired.

9. I acknowledge that MEEMIC and Professionals Group may assign their rights under this Covenant to any affiliate or any person who acquires or succeeds to all or substantially all the business or assets or MEEMIC or Professionals Group.


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


10. The restrictions set forth in this Covenant can be changed only in writing and signed by the Chairman of Professionals Group or MEEMIC and me.




/s/ Lynn M. Kalinowski                           11-3-00
----------------------------------               ------------------------------
Signature                                        Date


/s/ R. Kevin Clinton                             10-13-00
----------------------------------               ------------------------------
Accepted on behalf of Professionals Group, Inc.  Date
And MEEMIC Insurance Company

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